Exhibit 99.2

AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

Reference is hereby made to that certain Agreement and Plan of Merger dated as of July 1, 2002 (the “Agreement”) by and among Azurel, Ltd., a corporation formed under the laws of the State of Delaware (“Azurel”), Flo Weinberg, Inc., a corporation formed under the laws of the State of Delaware wholly owned and operated by Azurel (“Azurel Sub”), RM Enterprises International, Ltd., a corporation formed under the laws of the State of Delaware (“RM Enterprises”) and Romantic Moments, Inc., a corporation formed under the laws of the State of Delaware wholly owned and operated by RM Enterprises (“Romantic”). All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

WHEREAS, the parties to the Agreement desire to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendments. Section 2.02 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

The authorized capital stock of Azurel consists of 24,000,000 shares of common stock, $0.001 par value per share, and 4,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this Agreement, there were 10,881,697 issued and outstanding Public Shares. Except as disclosed on Schedule 2.02(a) hereto, no Public Shares have been reserved for issuance to any person, and there are no other outstanding rights, warrants, options or agreements for the purchase of capital stock from Azurel except as provided in this Agreement. Except as disclosed on Schedule 2.02(b) hereto, no Person is entitled to any rights with respect to the issuance or transfer of the Issuable Shares. The outstanding Public Shares are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and federal securities laws or other Applicable Law.

Except for the specific changes provided for in this section, all terms and conditions of the Agreement shall remain and are in full force and effect.

2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

3. Miscellaneous. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[signatures on next page]

IN WITNESS WHEREOF, each of the following parties have caused this Amendment to be duly executed as of the 9th day of September, 2002.

AZUREL, LTD.

By:
Name:	Edward Adamcik
Title:	Vice President of Operations

FLO WEINBERG, INC.

By:
Name:	Edward Adamcik
Title:	President

RM ENTERPRISES, LTD.

By:
Name:	Steven Moskowitz
Title:	Chief Executive Officer

ROMANTIC MOMENTS, INC.

By:
Name:	Steven Moskowitz
Title:	Chief Executive Officer